        PRELIMINARY COPY SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1999
===============================================================================
                                 SCHEDULE 14A
                                (Rule 14a-101)


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            STERLING SOFTWARE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                            Sterling Software, Inc.
                              300 Crescent Court
                                  Suite 1200
                              Dallas, Texas 75201

                                                                  March 3, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Sterling Software, Inc. (the "Company") to be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 31, 1999, commencing at 10:00 a.m., local time. All stockholders of record as of February 26, 1999 are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

  The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of three directors of the Company and (ii) the approval of an amendment of the Company's Certificate of Incorporation to increase the number of shares of the Company's Common Stock authorized for issuance from 125,000,000 shares to 250,000,000 shares.

  The Company's Board of Directors believes that increasing the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with future stock splits or acquisitions. Such increase is not being proposed in connection with any specific transaction.

  The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

  Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend. Even if you expect to attend the Meeting, please sign, date and return the enclosed proxy card without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy.

                                          Sincerely,

                                          Sam Wyly
                                          Chairman of the Board

                            Sterling Software, Inc.
                              300 Crescent Court
                                  Suite 1200
                              Dallas, Texas 75201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held March 31, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Sterling Software, Inc. (the "Company") will be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 31, 1999, commencing at 10:00 a.m., local time. A proxy card and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the purpose of considering and acting upon:

  (1) The election of three Class C directors for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2002;

  (2) A proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.10 par value, authorized for issuance from 125,000,000 shares to 250,000,000 shares; and

  (3) Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

  The close of business on February 26, 1999 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Don J. McDermett, Jr.
                                          Secretary

Dallas, Texas
March 3, 1999

                            Sterling Software, Inc.
                              300 Crescent Court
                                  Suite 1200
                              Dallas, Texas 75201

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held March 31, 1999

                               ----------------

                      SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is being first mailed on or about March 3, 1999 to stockholders of Sterling Software, Inc. (the "Company") at the direction of the Board of Directors of the Company (the "Board") to solicit proxies in connection with the 1999 Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 31, 1999, commencing at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned or postponed.

  All shares represented by valid proxies at the Meeting, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the three persons named under "Proposal I--Election of Directors" as nominees for election as Class C directors of the Company for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2002, (ii) FOR the proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.10 par value ("Common Stock"), authorized for issuance from 125,000,000 shares to 250,000,000 shares and (iii) at the discretion of the proxy holders, with regard to any matter not known to the Board on the date of mailing this Proxy Statement that may properly come before the Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

  A proxy may be revoked at any time by providing written notice of such revocation to Sterling Software, Inc., Attention: Secretary, at 300 Crescent Court, Suite 1200, Dallas, Texas 75201, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a proxy if he or she attends the Meeting and votes in person.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on February 26, 1999 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting. As of the Record Date, the Company had issued and outstanding approximately 83,235,269 shares of Common Stock held by approximately 1,005 holders of record. The Common Stock constitutes the only outstanding class of voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy relating to any matter, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote at the Meeting, and thus, shares of Common Stock held by such stockholders will count toward the attainment of a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

  The accompanying proxy card is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting. A stockholder is permitted to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board and to vote in favor of or against or to abstain from voting with respect to the proposal to amend the Company's Certificate of Incorporation.

  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters, if the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, the Company intends to treat broker non-votes in the manner described in the next two paragraphs.

  Under the Company's Bylaws, directors are elected by a plurality of the outstanding shares of Common Stock, and thus, the three nominees for election as Class C directors who receive the most votes cast will be elected. Instructions withholding authority and broker non-votes will not be taken into account in determining the outcome of the election of directors.

  Approval of the amendment of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. Because this matter requires the affirmative vote of holders of an absolute majority of all shares outstanding (rather than the affirmative vote of holders of a majority of shares present at the Meeting), abstentions and broker non-votes have the effect of negative votes.

                  PARTICIPANTS IN THE STERLING SOFTWARE, INC.
                           SAVINGS AND SECURITY PLAN

  A participant in the Sterling Software, Inc. Savings and Security Plan (the "Savings Plan") will receive a voting instruction card relating to the shares of Common Stock allocated to such participant's account in the Savings Plan. A properly completed voting instruction card will serve as voting instructions to the trustee of the Savings Plan. If a participant holds Common Stock outside of the Savings Plan, such participant will also receive, in a separate mailing, a proxy card relating to those shares. In order for all shares owned by a participant, or allocated to a participant under the Savings Plan, to be voted at the Meeting in accordance with such participant's direction, both the proxy card and the voting instruction card received by the participant will need to be signed and returned to BankBoston, N.A. Information in the voting instruction card as to how a participant voted will not be disclosed to the Company.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a board of directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

Nominees for Director

  Each of Sam Wyly, Sterling L. Williams and Donald R. Miller, Jr. has been nominated for election at the Meeting to serve as a director for a three-year term expiring at the Company's Annual Meeting of Stockholders in 2002 or until his respective successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the election of each of the three nominees. Each of the nominees has indicated his willingness to continue to serve as a member of the Board if elected; however, in case any nominee should become unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

  The nominees for election at the Meeting as Class C directors are as follows:

  Sam Wyly, age 64. Mr. Wyly has served as Chairman of the Board since co-founding the Company in 1981. He also serves as Chairman of the Executive and 1996 Stock Option Committees of the Board. Companies founded by Mr. Wyly were among the forerunners of the computer software and electronic commerce industries and the internet. In 1963, he founded University Computing Company, which became one of the largest computer service and software companies. His data transmission company, Datran, Inc., was one of the pioneering telecommunications ventures that broke up the telephone monopoly. Sterling Commerce, Inc. (a provider of electronic commerce software and network services), a leader in this industry, was spun off to the Company's stockholders in 1996. Mr. Wyly currently serves as Chairman of the Executive Committee of the Board of Directors of Sterling Commerce, Inc., Chairman of Michaels Stores, Inc., a specialty retailer, Chairman of Scottish Annuity & Life Holdings, Ltd., a variable life insurance and reinsurance company, and founding partner of the General Partner of Maverick Capital, Ltd., an investment fund management company. Mr. Wyly is the father of Evan Wyly, also a director of the Company.

  Sterling L. Williams, age 55. Mr. Williams co-founded the Company in 1981 and since such time has served as President, Chief Executive Officer and a director of the Company. Mr. Williams has served as Chairman of the Board and a director of Sterling Commerce, Inc. since December 1995. From December 1995 to October 1996, Mr. Williams also served as Chief Executive Officer of Sterling Commerce, Inc. Mr. Williams is a member of the Executive Committee and the 1996 Stock Option Committee of the Board.

  Donald R. Miller, Jr., age 44. Mr. Miller has served as a director of the Company since September 1993. He has served as Vice President-Market Development of Michaels Stores, Inc. since November 1990 and also currently serves as a director of Michaels Stores, Inc. Mr. Miller is the son-in-law of Charles J. Wyly, Jr., Vice Chairman of the Company.

Current Directors

  The current Class A directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2000, are as follows:

  Robert J. Donachie, age 70. Mr. Donachie has served as a director of the Company since May 1983. He has been principally employed as a private business consultant since March 1981. Mr. Donachie formerly served as President of the Institute of Management Accountants, a worldwide professional organization devoted to the development of accounting and control practices and promotion of ethical standards, and he remains a lifetime member of its Board of Directors. Mr. Donachie is Chairman of the Audit Committee and a member of the 1996 Special Stock Option Committee of the Board.

  Alan W. Steelman, age 56. Mr. Steelman has served as a director of the Company since February 1997. He is a Senior Principal with Monitor Company, a leading international management consulting firm. Headquartered in Cambridge, Massachusetts, Monitor Company has operations on six continents and employs over 800 professionals. Mr. Steelman also currently serves as a director of Aristocrat Leisure Ltd., a software and machine manufacturing firm based in Sydney, Australia, on the Advisory Board of Richmont-Parly Investment Company, a Dallas and Hong Kong-based private investment trust devoted to investments in listed Asian companies, and on the Advisory Board of Asia Information Services, a Beijing-based information technology company. Prior to joining Monitor Company in 1993, Mr. Steelman was Chief Operating Officer of Alexander Proudfoot Company, a consulting company listed on The London Stock Exchange. During his 15 years at Alexander Proudfoot, Mr. Steelman held several assignments, including Group President of the Asia-Pacific region and Executive Vice President of worldwide sales and marketing. Prior to joining Alexander Proudfoot, Mr. Steelman served in the U.S. Congress, representing Texas' 5th Congressional District, and also held several appointed positions in government. Mr. Steelman is a member of the Audit Committee and the 1996 Special Stock Option Committee of the Board.

  Evan A. Wyly, age 37. Mr. Wyly has served as a director of the Company since July 1992. He has been a Managing Partner of Maverick Capital, Ltd. since 1991. In 1988, Mr. Wyly founded Premier Partners Incorporated, a private investment firm, and served as its President prior to joining Maverick Capital, Ltd. Mr. Wyly also currently serves as a director of Sterling Commerce, Inc. and as a director of Michaels Stores, Inc.

  The current Class B directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2001, are as follows:

  Charles J. Wyly, Jr., age 65. Mr. Wyly co-founded the Company in 1981 and since such time has served as a director of the Company, and as Vice Chairman since 1984. He served as an officer and director of University Computing Company, a computer software and services company, from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, founded Earth Resources Company, an oil refining and silver mining company, and Charles J. Wyly, Jr. served as its Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly currently serves as Vice Chairman of Michaels Stores, Inc., as a director of Scottish Annuity & Life Holdings, Ltd. and as a director of Sterling Commerce, Inc. Mr. Wyly is a member of the Executive Committee and the 1996 Stock Option Committee of the Board.

  Phillip A. Moore, age 56. Mr. Moore co-founded the Company in 1981 and since such time has served as a director of the Company. He served as Executive Vice President of the Company until September 1997, serving also as Chief Technology Officer from October 1995 to April 1996. In connection with his retirement as an executive officer of the Company in September 1997, the Company agreed to nominate Mr. Moore and he agreed to stand for re-election to the Board at the 1998 Annual Meeting of Stockholders.

  Michael C. French, age 55. Mr. French has served as a director of the Company since July 1992. He currently serves as Chief Executive Officer, President and a director of Scottish Annuity & Life Holdings, Ltd. Mr. French is also a Partner of Maverick Capital, Ltd., an investment fund management company, and a consultant to the international law firm of Jones, Day, Reavis & Pogue. He was a partner with the law firm of Jackson & Walker, L.L.P. from 1976 through 1995. Mr. French is also a director of Michaels Stores, Inc.

Board of Directors and Committees

  General. The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met or acted by written consent six times during the fiscal year ended September 30, 1998. During fiscal 1998, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director except Mr. Miller, who participated in two-thirds of such meetings.

  The Board has established Executive, Audit and Stock Option Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1998 are set forth below.

  Executive Committee. The Executive Committee is empowered to act on any matter except those matters specifically reserved to the full Board by applicable law. The Executive Committee was responsible for determining executive compensation for fiscal 1998, except for decisions relating to grants of stock options under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan"). Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Executive Committee. The Executive Committee met or acted by written consent 11 times during fiscal 1998.

  Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent auditors for the Company and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates issues having a potential financial impact on the Company which may be brought to the Committee's attention by management, the independent auditors or the Board; and evaluates public financial reporting documents of the Company. Robert J. Donachie and Alan W. Steelman are the current members of the Audit Committee. The Audit Committee met three times during fiscal 1998.

  Option Committees. The 1996 Stock Option Committee and the 1996 Special Stock Option Committee (collectively, the "Option Committees") administer the Option Plan. In this capacity, the Option Committees have the authority, subject to certain restrictions set forth in the Option Plan, to determine from time to time the individuals to whom options are granted under the Option Plan, the number of shares covered by each option grant, the time or times at which options become exercisable and other terms and conditions of such options. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the 1996 Stock Option Committee and Robert J. Donachie (Chairman) and Alan W. Steelman are the current members of the 1996 Special Stock Option Committee. The 1996 Stock Option Committee met or acted by written consent 10 times during fiscal 1998. The 1996 Special Stock Option Committee met or acted by written consent two times during fiscal 1998.

  Other. The Company does not have a nominating or compensation committee. The functions customarily attributable to a nominating committee are performed by the Board as a whole, and the functions customarily attributable to a compensation committee generally are performed by the Executive Committee and the Option Committees.

Director Compensation

  Each of Messrs. Donachie, French, Miller, Moore and Steelman received an annual directors' fee of $30,000 for his service as a director of the Company plus $2,500 for each meeting of the Board and each meeting of any committee of the Board that he attended during fiscal 1998. For fiscal 1999, each of these directors will receive an annual directors' fee of $36,000 plus $2,500 for each meeting of the Board and each meeting of any committee of the Board that he attends. During fiscal 1998, Sam Wyly and Charles J. Wyly, Jr. received annual directors' fees of $500,000 and $250,000 in their capacities as Chairman and Vice Chairman of the Board, respectively. For fiscal 1999, the annual retainers to be received by Messrs. Sam Wyly and Charles J. Wyly, Jr. will remain at the same level as for fiscal 1998. Messrs. Williams and Evan Wyly did not receive directors' fees for their services as directors in fiscal 1998.

  See "Certain Transactions" for a discussion of certain agreements between the Company and certain directors of the Company.

                                  PROPOSAL II
                      INCREASE IN AUTHORIZED COMMON STOCK

  The Board has unanimously approved, subject to the consideration and approval of the stockholders of the Company, an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance from 125,000,000 shares to 250,000,000 shares. The Board believes that this amendment is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with future stock splits or acquisitions. Such amendment is not being proposed in connection with any specific transaction. Moreover, although the Company actively considers acquisition transactions that may involve the issuance of additional shares of Common Stock (any one or more of which may be under consideration or acted upon at any given time), the Company is not presently a party to any such agreement or understanding involving the issuance of additional shares of Common Stock.

  As of February 15, 1999, after giving effect to approximately 19,073,398 million shares of Common Stock reserved for issuance under the Company's stock option plans and 2,862,463 million shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, the Company had approximately 19,852,475 million shares of Common Stock available for issuance. The availability of additional authorized but unissued shares of Common Stock would provide the Company with greater flexibility by allowing additional shares to be issued without the expense and delay of a stockholders meeting, unless stockholder approval is otherwise required.

  If the proposed amendment is approved by the Company's stockholders, generally no further stockholder approval would be required for the issuance of such authorized shares of Common Stock, unless required by law or any rules or regulations to which the Company is subject, including the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Common Stock is listed.

  The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company currently authorized. Although the Board will authorize the issuance of additional Common Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of Common Stock could have a dilutive effect on earnings per share, book value per share and the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now, and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company. In addition, the issuance of additional shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest and thus potentially have an "anti-takeover" effect, especially if Common Stock were issued in response to a potential takeover. Such an issuance could deter the types of transactions that may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders and whether or not such transactions involved a premium over current market prices, and could enhance the ability of officers and directors to retain their positions.

  In addition to the proposed amendment increasing the Company's number of authorized shares of Common Stock, certain existing provisions of the Company's Certificate of Incorporation and Bylaws could delay, hinder or prevent a merger, tender offer or proxy contest involving control of the Company. Such provisions include (i) a provision requiring advance notice for stockholder proposals and director nominations, (ii) a provision requiring all action taken by stockholders to be taken at a meeting, (iii) a provision requiring the affirmative vote of at least 75% of the Company's voting stock for the amendment of certain provisions of the Company's Certificate of Incorporation, (iv) a provision classifying the Board into three separate classes of directors. For additional discussion of the classification of the Board, see "Proposal I--Election of Directors." The Company has also adopted a so-called "rights plan" that, although designed to cause potential acquirors to negotiate with the Board, could have the effect of impeding a third party's attempt to acquire control of the Company.

  The Board believes that a vote for the proposal to approve the amendment of the Certificate of Incorporation as described above is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" such proposal.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of Common Stock by each director of the Company, each of the Named Executive Officers (as defined below), the directors and executive officers of the Company as a group and each person or entity known by the Company to own 5% or more of the outstanding shares of Common Stock. The persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, except as otherwise noted.

                                                            Shares of
                                                          Common Stock
                                                      Owned Beneficially(1)
                                                      -------------------------
                                                                     Percent of
     Name                                               Number         Class
     ----                                             ----------     ----------
     Sam Wyly........................................  4,403,306(2)      5.1%
     Sterling L. Williams............................  3,608,411(3)      4.2%
     Charles J. Wyly, Jr.............................  3,201,928(4)      3.8%
     Robert J. Donachie..............................     75,700(5)        *
     Michael C. French...............................     36,600(6)        *
     Donald R. Miller, Jr............................     55,000(7)        *
     Phillip A. Moore................................    208,071(8)        *
     B. Carole Morton................................    194,102(9)        *
     Alan W. Steelman................................     25,077(10)       *
     Evan A. Wyly....................................    259,198(11)       *
     Geno P. Tolari..................................    336,015(12)       *
     All current directors and executive officers as
      a group (17 persons)........................... 12,711,722(13)    13.7%
     AXA Conseil Vie Assurance Mutuelle and related
      entities, AXA and The Equitable Companies
      Incorporated...................................  9,208,467(14)    11.1%
     Wellington Management Company, LLP..............  7,426,540(15)     8.9%

--------
*   Less than 1%.
(1) The number of shares shown includes outstanding shares owned by the person or entity indicated on February 22, 1999 and shares underlying options owned by such person on February 22, 1999 that were exercisable within 60 days of such date. Persons holding shares of Common Stock pursuant to the Savings Plan generally have sole voting power, but not investment power, with respect to such shares.
(2) Includes 3,600,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan, options to purchase 150,000 of which are currently held of record by the marital trust of Sam Wyly's spouse. Also includes 521,458 shares of Common Stock owned by family trusts of which Sam Wyly is trustee and 277,224 shares of Common Stock held of record by a limited partnership of which Sam Wyly is a general partner. Also includes 4,624 shares of Common Stock held pursuant to the Savings Plan.
(3) Includes 3,600,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 411 shares of Common Stock held pursuant to the Savings Plan.
(4) Includes 1,800,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 883,398 shares of Common Stock owned by family trusts of which Charles J. Wyly, Jr. is trustee and 513,148 shares of Common Stock held of record by a limited partnership of which Charles J. Wyly, Jr. is a general partner. Also includes 5,382 shares of Common Stock held pursuant to the Savings Plan.
(5) Includes 50,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 4,500 shares held in a retirement account directed by Mr. Donachie.
(6) Consists of 35,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 1,600 shares held in a retirement account directed by Mr. French.
(7) Consists of 50,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 5,000 shares held by a family partnership of which Donald R. Miller, Jr. is a general partner.
                                        (footnotes continued on following page)

(8) Includes 150,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan, 10,273 shares of Common Stock held pursuant to the Savings Plan and 300 shares owned by Mr. Moore's son.
(9) Includes 125,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 11,261 shares of Common Stock held pursuant to the Savings Plan.
(10) Consists of 25,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 77 shares held in an individual retirement account for the benefit of Mr. Steelman's son.
(11) Consists of 318 shares of Common Stock held pursuant to the Savings Plan. Also includes 158,880 shares of Common Stock held by a family limited partnership of which Evan Wyly is a general partner and 100,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and held of record by such partnership.
(12) Includes 325,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 9,709 shares of Common Stock held pursuant to the Savings Plan.
(13) Includes 278,650 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 18,568 shares of Common Stock held pursuant to the Savings Plan, in each case by executive officers of the Company not named in the table above.
(14) Based on a Schedule 13G/A filed February 16, 1999 by AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, AXA (formerly AXA-UAP) and The Equitable Companies Incorporated. It was reported that four subsidiaries of The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P., Donaldson, Lufkin & Jenrette Securities Corporation and Wood, Struthers and Winthrop Management Corp., are deemed to have sole voting power with respect to 2,122,501 shares, shared voting power with respect to 6,897,301 shares, sole dispositive power with respect to 9,124,627 shares and shared dispositive power with respect to 78,840 shares. The address of AXA Conseil Vie Assurance Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France; the address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; the address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; the address of AXA is 9 Place Vendome, 75001 Paris, France; and the address of The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104. The information regarding beneficial ownership of Common Stock by this group is included in reliance on a report filed with the Securities and Exchange Commission (the "SEC") by such parties, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such parties in such report and the number of shares of Common Stock outstanding on February 22, 1999.
(15) Based on a Schedule 13G/A filed on February 10, 1999 by Wellington Management Company, LLP ("Wellington"). Wellington has shared voting power with respect to 4,378,334 shares and shared dispositive power with respect to 7,426,540 shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109. The information regarding beneficial ownership of Common Stock by Wellington is included in reliance on a report filed with the SEC by Wellington, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock outstanding on February 22, 1999.

                            MANAGEMENT COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid or accrued for services rendered during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries (collectively, the "Named Executive Officers") based on salary and bonus earned during fiscal 1998.

                                                                          Long Term
                                                                         Compensation
                                         Annual Compensation                Awards
                                 --------------------------------------  ------------
                                                                          Securities
        Name and                                         Other Annual     Underlying   All Other
   Principal Position    Year(1) Salary(2)     Bonus(2) Compensation(3)   Options(4)  Compensation
   ------------------    ------- ----------    -------- ---------------  ------------ ------------
Sterling L. Williams....  1998   $  650,000    $250,000    $ 22,539(5)            0     $ 47,550(6)
 President, Chief
  Executive               1997      650,000     250,000      35,868(5)    3,600,000       42,252
 Officer and Director     1996      900,000     500,000      48,499(5)    4,500,000       41,297
Sam Wyly................  1998    1,000,000(7)  500,000      38,248(5)            0      156,881(8)
 Chairman of the          1997    1,000,000(7)  500,000      53,363(5)    3,600,000      182,691
 Board and Director       1996      971,000(7)  500,000     100,115(5)    3,000,000      110,177
Charles J. Wyly, Jr.....  1998      500,000(9)  250,000      44,197(5)            0       41,640(10)
 Vice Chairman of the     1997      500,000(9)  250,000      29,249(5)    1,800,000       49,669
 Board and Director       1996      496,000(9)  250,000      69,730(5)    1,600,000       59,292
Geno P. Tolari..........  1998      485,000     240,000      25,043(5)            0       20,805(12)
 Executive Vice
  President and           1997      435,000     215,000       3,302(5)    1,200,000        9,121
 Chief Operating Officer  1996      386,000     149,338     137,050(11)           0       12,748
B. Carole Morton........  1998      245,000     296,138           0               0        7,392(14)
 Senior Vice President
  and                     1997      245,000     151,901           0         250,000        5,457
 Group President          1996      220,000     199,200      56,200(13)           0        4,500

--------
(1) In accordance with SEC regulations, amounts for fiscal 1996 include compensation paid to certain of the Named Executive Officers by both the Company and Sterling Commerce, Inc., a former wholly owned subsidiary of the Company. Sterling Commerce, Inc. completed an initial public offering of 18.4% of its shares in March 1996, and in September 1996 the Company completed the tax-free spin-off of its remaining 81.6% ownership of Sterling Commerce, Inc.
(2) Reflects salary and bonus earned during the fiscal year. In some instances, the payment of all or a portion of salary or bonus was deferred to a subsequent year.
(3) Excludes perquisites and other personal benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.
(4) For fiscal 1998 and 1997, reflects options to purchase Common Stock. For fiscal 1996, reflects options to purchase both Common Stock and common stock of Sterling Commerce, Inc. ("Commerce Stock") as follows: Sterling
    L. Williams, 1,500,000 shares of Common Stock and 3,000,000 shares of Commerce Stock; Sam Wyly, 3,000,000 shares of Commerce Stock; and Charles
    J. Wyly, Jr., 1,600,000 shares of Commerce Stock. Options to purchase Common Stock have been adjusted to reflect the two-for-one stock split dividend paid on April 3, 1998, consisting of one share of Common Stock for each share of Common Stock held. Neither the Company nor Sterling Commerce, Inc. has granted stock appreciation rights.
(5) Consists of reimbursements for the payment of taxes.
(6) Consists of $5,100 in Company contributions to the Savings Plan and $42,450 in respect of premiums on life insurance policies for Mr.
    Williams' benefit.
(7) Includes director's fees of $500,000, $500,000 and $475,000 paid to Sam Wyly in fiscal 1998, 1997 and 1996, respectively, for his services as Chairman of the Board of the Company, and $21,000 paid to Sam Wyly in fiscal 1996 for his services as a director of Sterling Commerce, Inc.
(8) Consists of $5,100 in Company contributions to the Savings Plan, $20,358 in respect of premiums on a life insurance policy for Mr. Wyly's benefit and $131,423 representing compensation deemed received by Mr. Wyly as a result of insurance policy premiums paid by the Company pursuant to a split dollar insurance agreement (which dollar amount was determined based on an actuarial computation in accordance with SEC regulations).
                                        (footnotes continued on following page)

(9) Includes director's fees of $250,000, $250,000 and $237,500 paid to Charles J. Wyly, Jr. in fiscal 1998, 1997 and 1996, respectively, for his services as Vice Chairman of the Board of the Company and $21,000 paid to Charles J. Wyly, Jr. in fiscal 1996 for his services as a director of Sterling Commerce, Inc.
(10) Consists of $5,100 in Company contributions to the Savings Plan and $36,540 in respect of premiums on a life insurance policy for Mr. Wyly's benefit.
(11) Includes a $64,732 reimbursement for the payment of taxes and $41,417 in the form of incentive travel.
(12) Consists of $7,924 in Company contributions to the Savings Plan and $12,881 in respect of premiums on a life insurance policy for Mr. Tolari's benefit.
(13) Includes a $24,333 reimbursement for relocation expenses and $22,920 in the form of incentive travel.
(14) Consists of $4,800 in Company contributions to the Savings Plan and $2,592 in respect of premiums on a life insurance policy for Ms. Morton's benefit.

Option Grants in Fiscal 1998

  No options to purchase Common Stock were granted to the Named Executive Officers during fiscal 1998. The Company has not granted stock appreciation rights.

Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

  The following table provides information related to options to purchase Common Stock exercised by the Named Executive Officers during fiscal 1998 and the number and value of such options held at September 30, 1998, the last day of fiscal 1998. The Company does not have any outstanding stock appreciation rights.

                          Shares               Number of Securities      Value of Unexercised
                         Acquired             Underlying Unexercised         In-the-Money
                            On      Value           Options at                Options at
                         Exercise  Realized     September 30, 1998       September 30, 1998(1)
                         -------- ---------- ------------------------- -------------------------
Name                                         Exercisable Unexercisable Exercisable Unexercisable
-----                                        ----------- ------------- ----------- -------------
Sterling L. Williams....       0  $        0  3,600,000           0    $49,250,000  $         0
Sam Wyly................       0           0  3,600,000           0     49,250,000            0
Charles J. Wyly, Jr.....       0           0  1,800,000           0     24,625,000            0
Geno P. Tolari.......... 275,000   3,687,644     25,000     900,000        353,125   12,300,000
B. Carole Morton........       0           0     62,500     187,500        857,813    2,573,438

--------
(1) The closing price of the Common Stock as reported by the NYSE on September 30, 1998 was $27.75. In accordance with SEC regulations, value is calculated based on the difference between the option exercise price and $27.75, multiplied by the number of shares of Common Stock underlying the options.

Change-in-Control, Severance and Employment Agreements

  The Company has entered into an agreement (a "Change-in-Control Agreement") with each of the Named Executive Officers and certain of its other officers. Each Change-in-Control Agreement provides for certain payments and benefits upon the termination of the employment of such person with the Company following a Change in Control (as defined in such agreement). Each Change-in-Control Agreement covers termination within a specified number of years after the date of a Change in Control and requires the Company to pay to such officer, if prior to the expiration of such period his or her employment is terminated with or without cause by the Company (other than upon such officer's death) or by such officer upon the occurrence of certain constructive termination events, a lump-sum amount equal to a multiple of such officer's annual cash compensation and to continue certain benefits for a specified number of months. In addition, if any payments (including payments under the Change-in-Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the "Code"), such officer would be entitled to receive an additional payment (net of income taxes) to compensate such officer for any excise tax imposed by the Code on such payments. The specified number of years, the multiple and the specified number of months referred to above are five, 500% and 60, in the case of Mr. Williams; seven, 700% and 84, in the case of each of Messrs. Sam Wyly and Charles J. Wyly, Jr.; four, 400% and 48, in the case of Mr. Tolari, and two, 200% and 24 in the case of Ms. Morton.

  The Company has also entered into an agreement (the "CEO Agreement") with Sterling L. Williams, providing for a minimum base salary (subject to mutually agreeable annual increases) and certain benefits plus such bonuses and other benefits which the Company and Mr. Williams may agree upon. Mr. Williams' base salary for fiscal 1998 was $650,000. Under the terms of the CEO Agreement, upon the termination of Mr. Williams' employment by (i) the Company (with or without cause) or (ii) Mr. Williams as a result of a reduction in his compensation or of the nature or scope of his authority or duties, the CEO Agreement will convert into a five-year consulting agreement. In such event, Mr. Williams would be entitled to continue receiving compensation and certain benefits at the levels specified in the CEO Agreement. Prior to the expiration of its five-year term, the consulting agreement may be terminated by Mr. Williams at any time and by the Company at Mr. Williams' death. In the event of termination of Mr. Williams' employment following a Change in Control, at Mr. Williams' option, the terms of his Change-in-Control Agreement may govern such termination in lieu of the conversion of the CEO Agreement into a consulting agreement. In the event of a Change in Control following conversion of the CEO Agreement into a consulting agreement, Mr. Williams would have the option of terminating the consulting agreement and would be entitled to receive a lump-sum amount equal to all compensation due through the unexpired portion of the five-year consulting agreement.

  The Company has entered into an agreement (a "Severance Agreement") with Mr. Tolari, Ms. Morton and certain of its other officers (other than Messrs. Sterling L. Williams, Sam Wyly and Charles J. Wyly, Jr.), providing for the continued compensation of such officer in the event that the Company terminates his or her employment, with or without cause. Each Severance Agreement expires a specified number of years after the date on which notice of termination is given to him or her by the Company and requires the Company to continue to pay such officer, following his or her termination from employment by the Company, for a specified number of months, the salary, bonus and certain benefits in effect prior to the termination of his or her employment. The specified number of years and months referred to above are four and 48 for Mr. Tolari and two and 24 for Ms. Morton. In the event of a termination of employment following a Change in Control, at the officer's option, the terms of his or her Change-in-Control Agreement may govern such termination in lieu of the terms of his or her Severance Agreement.

  In addition to the above-described agreements, the Company has agreed to reimburse each of the Named Executive Officers for certain legal, financial and other professional services.

SERP II

  In connection with its acquisition of Informatics General Corporation ("Informatics") in 1985, the Company retained the Informatics Supplemental Executive Retirement Plan II ("SERP II"). As of February 15, 1999, Geno P. Tolari had accrued approximately 28 years of service under SERP II. None of the other Named Executive Officers participates in SERP II. The annual benefit payable upon retirement at age 65 or above under SERP II is equal to the lesser of the following amounts: (i) 2% of the participant's "final average pay," which is equal to the highest average of the participant's base salary plus the participant's bonuses (up to a maximum bonus amount not to exceed 50% of the participant's base salary) over three consecutive years of service, multiplied by the participant's years of service and (ii) 50% of the participant's final average pay less the annuity equivalent of the participant's account balance under the Sterling Software, Inc. Subsidiary Retirement Plan (a former Informatics plan) as of June 30, 1987 (plus interest) and the annuity equivalent of the assumed Company matching contribution under the Savings Plan thereafter, plus interest (collectively, the "annuity offset"). Benefits paid under SERP II are adjusted in the event of disability or retirement prior to age 65. Benefits are also adjusted annually, upward or downward, to the extent that the increase or decrease, if any, in the Consumer Price Index for the preceding calendar year compared to the Consumer Price Index for the next preceding calendar year exceeds 5%. Amounts paid under SERP II are taxable as income. SERP II is not funded and benefits are paid as they become due. Benefits under SERP II are paid in the form of a joint and 50% survivor annuity.

  The following table shows the estimated annual benefits payable upon the retirement at age 65 to the participants in SERP II for the indicated level of three-year average annual compensation and various periods of service. The amounts shown in the table may be subject to the annuity offset, the amount of which depends on the pay history of the participant and the return on amounts held in the Savings Plan.

                                                 Years of Service
                                   --------------------------------------------
      Remuneration                    15       20       25       30       35
      ------------                 -------- -------- -------- -------- --------
        $600,000.................. $180,000 $240,000 $300,000 $300,000 $300,000
         700,000..................  210,000  280,000  350,000  350,000  350,000
         800,000..................  240,000  320,000  400,000  400,000  400,000
         900,000..................  270,000  360,000  450,000  450,000  450,000

Report of the Executive and Option Committees on Executive Compensation

  Overview and Philosophy. The Company is engaged in an industry in which executives and key employees are the principal productive assets. The Company faces an intensely competitive market for such persons. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. To achieve this objective, the Company believes that its executive compensation policies must include two essential components:

  . a cash compensation arrangement, comprised principally of annual base compensation and bonuses based on operating performance, and

  . an equity compensation arrangement, comprised principally of stock option awards that provide rewards for increases in the value of the Common Stock.

The Board believes that, in the long run, the Company's executive compensation policies should attempt to ensure that its executives and other key employees are compensated at levels that, through a combination of generous cash and equity-based compensation components, effectively preempt competitive offers. The Executive Committee and the Option Committees are charged with the responsibility for carrying out this executive compensation philosophy in individual compensation decisions.

  During fiscal 1998, the members of the Executive Committee had primary responsibility for determining executive cash compensation levels. The Executive Committee, as part of its review and consideration of executive cash compensation, took into account, among other things, the following goals:

  . providing incentives and rewards to attract and retain highly qualified and productive people,

  .  motivating employees to high levels of performance,

  .  differentiating individual executives' pay based on performance,

  .  preempting external competitive offers, and

  .  ensuring internal equity.

To achieve these goals, the Company's executive compensation policies integrate annual base compensation with cash bonuses based on operating performance with a particular emphasis on attainment of planned objectives, and on individual initiatives and performance.

  The members of the Option Committees have primary responsibility for determining awards of stock options as part of executive compensation. The Option Committees, as part of their annual review and consideration of awards of stock options, take into account, among other things, the same goals as the Executive Committee in awarding cash compensation and the additional goal of directly aligning the interests of executives with the interests of the Company and its stockholders by ensuring that executives have a direct and continuing stake in the long-term success of the Company. When granting stock options, the Option Committees evaluate a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient and other factors. The

Option Committees have not established formulas or assigned specific weights to any of these factors when making their determinations. Based on the Option Committees' assessment of these factors, option grants were made in fiscal 1998 to certain executive officers to reflect the promotions of those officers but no stock options were awarded in fiscal 1998 to any of the Named Executive Officers. The Option Committees retain the authority to grant stock options to these and other executives of the Company in future years.

  The Option Committees believe that the grant of stock options aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder returns and enables executives to develop and maintain a significant interest in the long-term growth and profitability of the Company.

  Chief Executive Officer's Compensation for Fiscal 1998. In fiscal 1998, Sterling L. Williams, the Company's Chief Executive Officer, was compensated in accordance with the CEO Agreement described above. This agreement provides for an annual base salary and certain benefits plus such bonuses or other benefits on which the Company and Mr. Williams agree. Mr. Williams' annual base salary was established at $650,000 for fiscal 1998. Because there was no pre-established formula for determining Mr. Williams' bonus for fiscal 1998, the Executive Committee exercised its judgment in awarding Mr. Williams' fiscal 1998 bonus of $250,000. The Company's fiscal 1998 results reflected record revenue and profit performance. Revenue increased 26% in fiscal 1998 over fiscal 1997, and earnings per share from continuing operations increased 38% in fiscal 1998 over fiscal 1997 (before one-time charges and associated tax benefits). In addition, with the quarter ended September 30, 1998, the Company marked its 40th consecutive quarter (i.e., 10 years) of revenue and earnings per share growth. Further, the Executive Committee took into account the fact that the Company's market capitalization increased by approximately $900 million during fiscal 1998. Based on these factors, the Executive Committee concluded that Mr. Williams' outstanding leadership of the Company merited his bonus award.

  Compensation of Other Executive Officers. Compensation of the Company's other executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits. Each element has a somewhat different purpose and all of the determinations of the Executive Committee and Option Committees regarding the appropriate form and level of executive compensation were ultimately judgments based on such Committees' ongoing assessment and understanding of the computer software and services industry, the Company and the Company's executive officers. In determining salaries for executive officers, the Executive Committee considers the individual experience and performance of the Company's executive officers, as well as the Company's operating performance and the attainment of financial and strategic objectives. In establishing bonuses and other incentive compensation awards for fiscal 1998, the Executive Committee and the Option Committees took into consideration the same types of factors (such as revenue, earnings per share and market capitalization growth) as were considered with respect to the Chief Executive Officer.

  In addition, the Company had a cash compensation plan for fiscal 1998 for the presidents of its operating groups (the "Group Presidents Plan"), which was based on operating profits. All group presidents were eligible to participate in the Group Presidents Plan and, pursuant to such Plan, each received a salary as well as a bonus calculated as a percentage of the operating profits for each of their respective groups. No group president was eligible for a bonus, however, unless his or her group met certain minimum operating profit performance criteria. Because the Group Presidents Plan did not constitute an employment agreement, a participant's employment or participation in this Plan could be terminated by the Company's Chief Operating Officer at any time.

  In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Code was enacted, which provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Executive Committee and the Option Committees to take advantage of such exceptions to the extent feasible and in the best interests of the Company.

  This report is submitted by the members of the Executive Committee and the Option Committees:

                                 1996 Stock Option            1996 Special Stock
      Executive Committee            Committee                 Option Committee
      --------------------      --------------------         ---------------------
      Sam Wyly                  Sam Wyly                     Robert J. Donachie
      Charles J. Wyly, Jr.      Charles J. Wyly, Jr.         Alan W. Steelman
      Sterling L. Williams      Sterling L. Williams         Donald R. Miller, Jr.

Executive and Stock Option Committee Interlocks and Insider Participation

  During fiscal 1998, the members of the Executive Committee were primarily responsible for determining executive compensation, and the members of the Special Option Committee made decisions related to stock option grants to executive officers. The following directors, who also are members of the Executive Committee, 1996 Stock Option Committee and/or 1996 Special Stock Option Committee, participated in meetings with respect to executive officer compensation matters: Sam Wyly, Charles J. Wyly, Jr., Sterling L. Williams, Robert J. Donachie and Donald R. Miller, Jr. (who served as a member of the 1996 Special Stock Option Committee until September 1998). Each of Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams is an executive officer of the Company.

  Sam Wyly and Charles J. Wyly, Jr. are executive officers of both the Company and Michaels Stores, Inc., members of the executive committees, the stock option committees and the boards of directors of the Company, Sterling Commerce, Inc. and Michaels Stores, Inc. and members of the board of directors of Scottish Annuity & Life Holdings, Ltd. Sam Wyly and Charles J. Wyly, Jr. are also members of the compensation committee of the Michaels Stores, Inc. board of directors. Sterling L. Williams is an executive officer of the Company and a member of the executive and stock option committees of both the Company and Sterling Commerce, Inc. Accordingly, Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation of executive officers of each of the Company, Sterling Commerce, Inc. and Michaels Stores, Inc. and Sterling Williams has participated in decisions related to compensation of executive officers of each of the Company and Sterling Commerce, Inc. Donald R. Miller, Jr., a director who served as a member of the 1996 Special Stock Option Committee of the Company until September 1998, is also an officer and a director of Michaels Stores, Inc. Evan A. Wyly, a director of the Company who also served as an officer of the Company until November 1998, is also a director of Michaels Stores, Inc. and Sterling Commerce, Inc. See "Certain Transactions."

                            STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended September 30, 1998 with the cumulative total return on the S&P 500 Index and the S&P Computer Software and Services Index. The comparison assumes $100 was invested on September 30, 1993 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. Dividends include the then fair market value of the special dividend paid by the Company on September 30, 1996, consisting of 1.5926 shares of common stock of Sterling Commerce, Inc. for each share of the Company's Common Stock then outstanding, and the two-for-one stock split dividend paid on April 3, 1998.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                   9/93 9/94 9/95 9/96 9/97 9/98
                                                   ---- ---- ---- ---- ---- ----
Sterling Software, Inc............................ 100  129  190  318  392  607
S & P 500 Index................................... 100  104  135  162  227  248
S & P Computers (Software and Services) Index..... 100  119  173  251  413  569

                             CERTAIN TRANSACTIONS

  In anticipation of Sterling Commerce, Inc.'s ("Sterling Commerce") initial public offering in March 1996, the Company and Sterling Commerce entered into various agreements (the "Intercompany Agreements"), including an international distributor agreement pursuant to which the Company acted as the exclusive distributor of certain Sterling Commerce products outside the United States and Canada (the "International Distributor Agreement"). Amounts payable to and receivable from Sterling Commerce arise from time to time under the Intercompany Agreements.

  Effective as of June 30, 1997, the Company and Sterling Commerce entered into an agreement terminating the International Distributor Agreement. Contemporaneously with such termination, Sterling Commerce purchased certain assets formerly used by the Company in connection with the distribution of Sterling Commerce's products under the International Distributor Agreement. In fiscal 1998, the Company paid Sterling Commerce approximately $1,593,000 with respect to certain post-closing adjustments under such termination agreement.

  A subsidiary of the Company is also a party to an aircraft sharing agreement with Sterling Commerce. In fiscal 1998, Sterling Commerce paid $221,000 to that subsidiary for aircraft services under that agreement.

  The Company remains the guarantor of certain office lease and other obligations of Sterling Commerce incurred pursuant to agreements entered into prior to the spin-off of Sterling Commerce. The aggregate amounts due over the remaining terms of the agreements guaranteed by the Company is approximately $28,300,000. Sterling Commerce is obligated to indemnify the Company for any liabilities incurred by the Company as guarantor of such obligations, and Sterling Commerce has agreed to use reasonable efforts to obtain the Company's release from its obligations under the related guaranties. The Company did not make any payments with respect to such guarantees during fiscal 1998.

  From time to time in the ordinary course of business, the Company and Sterling Commerce have used (internally or as part of product offerings) each other's software products. One of the Intercompany Agreements was a license agreement covering certain software products then in use, or to be used by, the respective companies. During fiscal 1998, the Company and Sterling Commerce entered into a license agreement pursuant to which the Company licensed from Sterling Commerce certain RemoteWare products for total license and maintenance fees of $2,300,000. Also during fiscal 1998, the Company and Sterling Commerce entered into a license agreement pursuant to which Sterling Commerce licensed certain of the Company's VISION:Flashpoint products for re-sale to customers of Sterling Commerce. Sterling Commerce paid total license and maintenance fees of $2,200,000 for these products. The terms of each of the foregoing license agreements were the result of arms-length negotiations between the parties.

  Since the beginning of fiscal 1998, the Company has made payments totaling $266,800 to Intelecon Services, Inc. ("Intelecon") for providing audio and visual aids and other related services at prevailing rates at customer conferences, trade shows, user group meetings and other corporate meetings. At the time that such services were provided, Laurie and David Matthews, the daughter and son-in-law of Sam Wyly, jointly held approximately 40% of the outstanding capital stock of Intelecon. David Matthews was also an officer and a director of Intelecon at the time that such services were provided.

  Pursuant to a consulting arrangement with the Company, Michael C. French, a director of the Company, received from the Company a non-refundable retainer of $17,500 per month during fiscal 1998 for his assistance in significant acquisitions and other Company-related matters. Mr. French received $1,000 per month as an employee of the Company, which amount is deducted from amounts paid to him as a retainer. Jones, Day, Reavis & Pogue, a law firm for which Mr. French is currently a consultant, has provided legal services to the Company. Such firm does not charge the Company for any time spent by Mr. French on Company-related matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of such reports received by the Company with respect to fiscal 1998 and written representations from such reporting persons, the Company believes that all reports required to be filed under
Section 16(a) have been filed by such persons.

                             INDEPENDENT AUDITORS

  The Board has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for fiscal 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may require the inclusion of qualifying proposals in the Company's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2000 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 4, 1999. Such proposals should be directed to Sterling Software, Inc., Attention: Secretary, at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

  Except in the case of proposals made in accordance with Rule 14a-8, the Company's Bylaws require that stockholders desiring to bring any business before the Company's 2000 Annual Meeting of Stockholders deliver written notice thereof to the Company not less than 60 days prior to such meeting and comply with all other applicable requirements of the Bylaws. However, in the event that less than 67 days' notice or prior public disclosure of the date of the Company's 2000 Annual Meeting of Stockholders is given or made to stockholders, notice by a stockholder to be timely must be received by the Company not later than the close of business on the seventh day following the day on which such notice of the date of such meeting is mailed or such public disclosure is made. In order for a proposal made outside of the requirements of Rule 14a-8 to be "timely" within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance notice Bylaw provision.

                                 OTHER MATTERS

  The Board knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, telephone or in person, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company has been retained by the Company to assist in the solicitation of proxies and will solicit proxies by mail, facsimile, telephone or in person and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Georgeson & Company will be paid $10,000, plus expenses.

  The Company's Annual Report on Form 10-K with respect to the fiscal year ended September 30, 1998, which includes the Company's audited financial statements, accompanies this Proxy Statement.

  ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO STERLING SOFTWARE, INC., ATTN: INVESTOR RELATIONS, 300 CRESCENT COURT, SUITE 1200, DALLAS, TEXAS 75201 (TELEPHONE: (214) 981-1000).

                                          By Order of the Board of Directors

                                          Don J. McDermett, Jr.
                                          Secretary

Dallas, Texas
March 3, 1999

                                                                      1490-PS-98

                                  DETACH HERE



                            STERLING SOFTWARE, INC.

              Proxy Solicited on Behalf of the Board of Directors
              For Annual Meeting of Stockholders, March 31, 1999

  The undersigned hereby appoints Sterling L. Williams and Don J. McDermett, Jr., each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.10 par value, of Sterling Software, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 31, 1999, commencing at 10:00 a.m., local time, upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side.

  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               (SEE REVERSE SIDE)

                            STERLING SOFTWARE, INC.

              Proxy Solicited on Behalf of the Board of Directors
              For Annual Meeting of Stockholders, March 31, 1999


1. The election as Class C directors of the three nominees listed below; and

2. The approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 125,000,000 to 250,000,000 shares


                                  DETACH HERE

[X] Please mark votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specification is given, this Proxy will be voted (i) FOR the election of each of the nominees for director; (ii) FOR the approval of the amendment of the Company's Certificate of Incorporation; and
(iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that stockholders vote FOR each of
                                                                     ----
the persons listed below as a nominee to serve as a Class C director of the Company and FOR the approval of the amendment of the Company's Certificate of
            ---
Incorporation.

1.  Election of Class C Directors
    Nominees: Sam Wyly, Sterling L. Williams and Donald R. Miller, Jr.



           [ ]                    FOR ALL NOMINEES


           [ ]                    WITHHELD FROM ALL NOMINEES


           [ ]                    ______________________________________
                                  For all nominees except as noted above

2. Approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 125,000,000 to 250,000,000 shares.



           [ ]           FOR


           [ ]           AGAINST


           [ ]           ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

SIGNATURE: _____________________        DATE: _____________________

SIGNATURE: _____________________        DATE: _____________________